Exhibit 5.1

[Baker Donelson letterhead]

July 28, 2017

Sun Communities, Inc.

27777 Franklin Road, Suite 200

Southfield, Michigan 48034

Re:	Sun Communities, Inc. – Registration Statement on Form S-3

(File No: 333-203498) (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as special Maryland counsel to Sun Communities, Inc. (the “Company”), a corporation incorporated under the laws of the State of Maryland, in connection with the issuance of up to $450,000,000 in shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, from time to time (the “Offering”) pursuant to the above-referenced Registration Statement, including all amendments thereto, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the regulations promulgated thereunder. The Registration Statement includes a prospectus dated April 17, 2015, and a prospectus supplement filed with the Commission on July 28, 2017 (collectively, the “Prospectus”) to be furnished to potential purchasers in the Offering. We understand that our opinion is required to be filed as an exhibit to the Registration Statement.

In our capacity as special Maryland counsel to the Company and for purposes of this opinion, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction: (a) the Registration Statement, including the Prospectus; (b) the Articles of Incorporation of the Company, as amended or supplemented from time to time (the “Charter”); (c) the Third Amended and Restated Bylaws of the Company; (d) the At the Market Offering Sales Agreement, dated July 28, 2017, among the Company, Sun Communities Operating Limited Partnership, BMO Capital Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Robert W. Baird & Co. Incorporated, Fifth Third Securities, Inc., RBC Capital Markets, LLC, BTIG, LLC, Jefferies LLC, Credit Suisse Securities (USA) LLC and Samuel A. Ramirez & Company, Inc. (the “Agreement”); (e) certain resolutions adopted by the Board of Directors of the Company regarding the Offering and the Agreement; (f) a certificate of the Company regarding certain matters related to the Agreement and the issuance and sale of the securities in the Offering (the “Certificate”); (g) a certificate of the Maryland State Department of Assessments and Taxation dated July 26, 2017 to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland; and (h) such other documents and matters as we have deemed necessary and appropriate to render this opinion, subject to the limitations, assumptions, and qualifications contained herein.

In the course of our review, we have assumed (i) the documents reviewed and relied upon in giving this opinion are true and correct copies of the original documents, the signatures on such documents are genuine, and the persons executing such documents have the legal capacity to execute such documents, (ii) all representations, warranties, certifications and statements with respect to matters of fact and other factual information (A) made by public officers, (B) made by officers or representatives of the Company, including certifications made in the Certificate, and (C) in any documents we have reviewed are accurate, true, correct and complete in all material respects, and (iii) the persons identified as officers are actually serving as such and that any certificates representing the Shares are properly executed by one or more such persons.

We have also assumed that (1) the resolutions and actions reflected in the minutes of any meetings of the Board of Directors (and committees thereof) of the Company authorizing the Company to issue, offer and sell the Shares are, and will be, in full force and effect at all times at which any Shares are offered or sold by the Company, (2) the Registration Statement and any amendment thereto will remain effective at the time of the issuance of the Shares thereunder, (3) at the time of the issuance of the Shares, the Company will record or cause to be recorded in its stock ledger the name of the persons to whom such Shares are issued, (4) none of the Shares will be issued in violation of the restrictions on ownership and transfer set forth in Article VII of the Charter, and (5) the Company will remain duly organized, validly existing and in good standing under Maryland law at the time any Shares are issued.

Based upon the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Offering against payment of the consideration therefor as contemplated by the Registration Statement, the Prospectus and the Agreement, will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the Maryland General Corporation Law (including the reported judicial decisions interpreting those laws currently in effect), and we express no opinion herein with respect to the effect or applicability of the laws of any other jurisdiction. The opinion expressed herein concerns only the effect of the laws (excluding the principles of conflict of laws) as currently in effect, and we assume no obligation to supplement the opinion expressed herein if any applicable laws change after the date hereof, or if we become aware of any facts that might change the opinion expressed herein after the date hereof.

Notwithstanding anything to the contrary contained herein, we express no opinion concerning the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder, or any decisional laws interpreting any of the provisions of the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including Exhibit 5, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

BAKER, DONELSON,
BEARMAN, CALDWELL
& BERKOWITZ, a professional corporation

By:	/s/ Kenneth B. Abel
Kenneth B. Abel
Authorized Representative